Exhibit 99.1

Louisiana-Pacific Corporation Announces Tender Offer and

Consent Solicitation for its 13% Senior Secured Notes Due 2017

NASHVILLE, Tenn. – May 7, 2012 – Louisiana-Pacific Corporation (“LP”) (NYSE: LPX) announced today that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding 13% Senior Secured Notes due 2017 (the “Notes”) as described in the following table.

CUSIP No.	ISIN	Description of Security	Aggregate Principal Amount Outstanding at Maturity	Consent Payment[1]	Tender Offer Consideration[2]	Total Consideration[2,3]
546347AE5	US546347AE57	13% Senior Secured Notes due 2017	$243.75 million	$30	$956.17	$986.17
1	Per $1,000 principal amount of Notes at maturity tendered at or before the Consent Deadline.
2	Per $1,000 principal amount of Notes at maturity and excluding accrued and unpaid interest on the Notes, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.
3	The Total Consideration is equal to the redemption price (exclusive of accrued and unpaid interest) that would be payable if LP had exercised its option under the Indenture to redeem the Notes on May 21, 2012 at a price equal to 100% of the Accreted Value (as defined in the Indenture) of the Notes redeemed plus the Applicable Premium (as defined in the Indenture).

The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated May 7, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (“Letter of Transmittal”). Holders that tender their Notes in the tender offer will be deemed to have consented to the proposed amendments to the indenture governing such Notes and the related intercreditor agreement.

The tender offer will expire at 12:00 midnight New York City time on Monday, June 4, 2012, unless extended or earlier terminated (such date and time, as the same may be extended for such tender offer, the “Expiration Time”). In order to be eligible to receive the total consideration (as described below) for tendered Notes, holders must validly tender their Notes and deliver their consents at or before 5 p.m. New York City time on Friday, May 18, 2012, unless extended (such date and time with respect to the consent solicitation, the “Consent Deadline”).

LP reserves the right, at any time after the Consent Deadline and before the Expiration Time, to accept for purchase all Notes validly tendered at or before the Consent Deadline (the “Early Settlement Election”). If LP exercises the Early Settlement Election, it will announce such election (the “Early Settlement Announcement”) following the Consent Deadline. If LP exercises the Early Settlement Election, it will pay the Total Consideration for Notes validly tendered at or before the Consent Deadline promptly following the Early Settlement Announcement (the “Early Settlement Date”), plus any accrued and unpaid interest on such Notes from the last interest payment date for the Notes to, but not including, the Early Settlement Date. LP presently expects that, if the Early Settlement Election is exercised, the Early Settlement Date will be on or about May 21, 2012.

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, including (a) the receipt by LP of proceeds from a new financing (the “New Financing,” which is presently contemplated to involve the issuance and sale by LP of new debt securities in a private placement), sufficient to purchase the Notes tendered, including the payment of all consent payments, accrued interest and costs and expenses incurred in connection therewith (the “Financing Condition”), (b) LP having received consents representing at least a majority of the aggregate principal amount outstanding of the Notes (the “Majority Consent”), and (c) the other conditions to the tender offer as described in the Offer to Purchase.

The total consideration for each $1,000 principal amount of Notes at maturity validly tendered and accepted for purchase pursuant to the tender offer will be an amount equal to $986.17, payable in cash to holders who validly tender their Notes at or prior to the Consent Deadline, plus accrued interest.

The total consideration set forth above includes a consent payment of $30 per $1,000 principal amount of Notes at maturity, payable only to holders that validly tender their Notes and validly deliver their consents at or prior to the Consent Deadline. Holders of Notes who validly tender their Notes after the Consent Deadline, but at or prior to the Expiration Time, will not receive a consent payment.

The proposed amendments would eliminate from the indenture substantially all of the restrictive covenants, certain affirmative covenants and certain events of default, and would permit LP to, among other things, incur indebtedness in connection with the New Financing contemplated by the Financing Condition and eliminate from the intercreditor agreement a provision that could require the lenders or holders providing the New Financing to agree to be bound by the terms of the intercreditor agreement. Holders may not deliver consents to the proposed amendments without validly tendering the Notes in the tender offer and may not revoke their consents after the Consent Deadline. Further, by tendering the Notes pursuant to the tender offer and effective upon the payment of such Notes, holders of Notes would waive any and all defaults existing at the time the proposed amendments become operative.

Subject to satisfaction of the Financing Condition, LP expects to call for redemption any Notes not purchased pursuant to the tender offer. In connection with the retirement of the Notes, LP expects to record a charge in the second quarter of 2012 of $53.2 million associated with the write off of the remaining unamortized original discount and deferred debt issuance costs associated with such Notes.

LP has engaged Goldman, Sachs & Co. as sole Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co. collect at (212) 357-0345 or toll free at (800) 828-3182.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 470-3800 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. Any securities to be offered in the New Financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security in the New Financing and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where the offering would not be permitted. This press release contains information about a pending transaction, and there can be no assurance that this transaction will be completed.

The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the LP is distributing to holders of the Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release contains statements concerning LP that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following statements are or may constitute forward-looking statements: (1) statements preceded by, followed by or that include words like “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “continue” or “future” or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, changes in general economic conditions; changes in the cost and availability of capital; changes in the level of home construction activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel; changes in other significant operating expenses; changes in exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Australian dollar, EURO, Brazilian real and the Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; the resolution of existing and future product-related litigation and other legal proceedings; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in LP’s Securities and Exchange Commission filings.

About LP

Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX.

Source: Louisiana-Pacific Corporation

Louisiana-Pacific Corporation

Media Relations:

Mary Cohn, 615-986-5886

or

Investor Relations:

Becky Barckley, 615-986-5600

or

Mike Kinney, 615-986-5600

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